EXHIBIT 10.24

Summary of Board of Director Compensation

On February 7, 2005, the board of directors (the “board”) of Centene Corporation (the “Corporation”) adopted a compensation arrangement for directors who are not employees of the Corporation (the “Outside Directors”), effective as of the date of the Corporation’s 2005 Annual Meeting of Stockholders. The compensation arrangement provides for the following:

(i) a quarterly retainer fee of $18,750 for each Outside Director, all of which amount shall be eligible, at the election of such Outside Director, for payment pursuant to the Corporation’s Non-Employee Directors Deferred Stock Compensation Plan;

(ii) an additional quarterly retainer fee of $2,500 for the Chairman of the Audit Committee of the board, all of which amount shall be eligible, at the election of such Outside Director, for payment pursuant to the Corporation’s Non-Employee Directors Deferred Stock Compensation Plan;

(iii) an additional quarterly retainer fee of $1,250 for the Chairman of the Compensation Committee or Nominating and Governance Committee (or any successor committee to either of such committees) of the board, all of which amount shall be eligible, at the election of such Outside Director, for payment pursuant to the Corporation’s Non-Employee Directors Deferred Stock Compensation Plan; and

(iv) a grant of restricted shares of common stock to each Outside Director, which (a) shall be granted as of the date of each of the Corporation’s Annual Meeting of Stockholders, beginning in 2005, (b) shall be granted in a number equal to $75,000 divided by the last reported sale price of the common stock of the Corporation on the New York Stock Exchange on the trading day immediately preceding the grant date, rounded to the nearest whole number, and (c) shall vest in full as of the immediately succeeding Annual Meeting of Stockholders, provided that, with respect to such grant as of any such Annual Meeting, the Compensation Committee of the board may determine that the Corporation shall, in lieu of granting such restricted shares as of any such Annual Meeting of Stockholders, grant common stock options, restricted stock units, stock appreciation rights or other equity-based incentives payable in common stock having a deemed value (as determined by such Committee) of $75,000.

In addition, the board adopted a policy, effective February 7, 2005, under which the Corporation shall grant each Outside Director who is first elected to the board, as of the date on which such Outside Director is first elected to the board and without the need for any further action by the board or any committee thereof, a non-qualified stock option under the Corporation’s 2003 Stock Incentive Plan to purchase 10,000 shares of common stock of the Corporation, which option (i) shall have an exercise price equal to the last reported sale price of the common stock of the Corporation on the New York Stock Exchange on the trading day immediately preceding the grant date and (ii) shall vest in three installments, with 3,334 shares vesting on the first anniversary of the grant date and an additional 3,333 shares vesting on each of the second and third anniversaries of the grant date.

On February 6, 2006 the board amended this policy, effective May 1, 2006, to increase the quarterly retainer discussed in point (i) above to $25,000, provided that the Outside Director elect 100% payment pursuant to the Corporation’s Non-Employee Directors Deferred Stock Compensation Plan.